February 27, 2013

Eagle Rock Announces Availability of 2012 Tax Packages, Including Schedule K-1s
HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Eagle Rock unitholders may now access their 2012 tax packages, including Schedule K-1s, online via the Partnership's website at www.eaglerockenergy.com. The link to the 2012 Tax Year Portal is located under the Home tab as well as under the Investor Relations tab, under Tax Info. In addition, the Partnership will begin the process of mailing Schedule K-1s and tax packages to unitholders today and expects to complete the mailing process in early March of this year.
For information related to answering basic tax questions regarding certain events described in the Proxy Statement filed with the SEC on March 30, 2010, please refer to the “Updated Tax FAQ” document found at www.eaglerockenergy.com under the Home tab as well as under the Investor Relations tab, under Tax Info.
For questions concerning the K-1s or for additional information, unitholders may contact Eagle Rock's K-1 Partner DataLink call center toll free at (866) 536-1971 between 8:00 a.m. and 5:00 p.m. CST Monday through Friday or via email at EagleRockK1Help@deloitte.com.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations